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                    U.S. SECURITIES AND EXCHANGE COMMISSION

                            WASHINGTON, D.C.  20549

                                  FORM 12b-25

                          NOTIFICATION OF LATE FILING

                                  (Check One):

     [X] Form 10-K [ ] Form 20-F [ ] Form 11-K [ ] Form 10-Q [ ] Form N-SAR For Period Ended: December 31, 1997
     [ ] Transition Report on Form 10-K
     [ ] Transition Report on Form 20-F
     [ ] Transition Report on Form 11-K
     [ ] Transition Report on Form 10-Q
     [ ] Transition Report on
     Form N-SAR For the Transition Period Ended:________________________________

________________________________________________________________________________

     Read Attached Instruction Sheet Before Preparing Form.  Please Print or
     Type.
     Nothing in this form shall be construed to imply that the Commission has verified any information contained herein.

________________________________________________________________________________

     If the notification relates to a portion of the filing checked above,
identify the Item(s) to which the notification relates:    N/A
________________________________________________________________________________
________________________________________________________________________________
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PART I--REGISTRANT INFORMATION
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Full Name of Registrant:  Ramco-Gershenson Properties Trust

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Former Name if Applicable:

                    RPS Realty Trust
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Address of Principal Executive Office (Number, Street, City, State and Zip Code)
           27600 Northwestern Highway, Southfield, Michigan 48034
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PART II--RULES 12b-25 (b) AND (c)

If the subject report could not be filed without unreasonable effort or expense and the registrant seeks relief pursuant to Rule 12b-25(b), the following should be completed. (Check box if appropriate)

__
\ X \            (a)   The reasons described in reasonable detail in Part III
           of this form could not be eliminated without unreasonable effort or expense;

                 (b) The subject annual report, semi-annual report, transition report on Form 10-K, Form 20-F, 11-K or Form N-SAR, or portion thereof will be filed on or before the fifteenth calendar day following the prescribed due date; or the subject quarterly report or transition report on Form 10-Q, or portion thereof will be filed on or before the fifth calendar day following the prescribed due date; and

                 (c) The accountant's statement or other exhibit required by Rule 12b-25(c) has been attached if applicable.

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PART III--NARRATIVE
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State below in reasonable detail the reasons why Form 10-K, 20-F, 11-K, 10-Q,
N-SAR, or the transition report or portion thereof could not be filed within the prescribed period.

                                                 (Attach Extra Sheets if Needed)

The Registrant has been unable to complete its Annual Report on Form 10-K as the Registrant's Chief Financial Officer suffered a death in his family and was not available to complete the preparation of the Annual Report on Form 10-K by March 31, 1998. The subject Annual Report on Form 10-K will be filed on or before April 15, 1998.
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PART IV--OTHER INFORMATION
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      (1)  Name and telephone number of persons to contact in regard to this notification

Dennis Gershenson                    248              350-9900
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    (Name)                      (Area Code)        (Telephone Number)

      (2) Have all other periodic reports required under section 13 or 15(d) of the Securities Exchange Act of 1934 or section 30 of the Investment Company Act of 1940 during the preceding 12 months or for such shorter period that the registrant was required to file such report(s) been filed? If the answer is no, identify report(s).

                                                           [ X ] Yes    [  ] No

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      (3)  Is it anticipated that any significant change in results of operations from the corresponding period for the last fiscal year will be reflected by the earnings statements to be included in the subject report or portion thereof?

                                                           [   ] Yes    [ X ] No

      If so: attach an explanation of the anticipated change, both narratively and quantitatively, and, if appropriate, state the reasons why a reasonable estimate of the results cannot be made.
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                      Ramco-Gershenson Properties Trust
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                (Name of Registrant as specified in charter)

has caused this notification to be signed on its behalf by the undersigned thereunto duly authorized.

Date:    March 31, 1998                        By: /s/ Dennis Gershenson
         ____________________                     __________________________
                                               Name:  Dennis Gershenson
                                               Title:  Chief Executive Officer


INSTRUCTION: The form may be signed by an executive officer of the registrant or by any other duly authorized representative. The name and title of the person signing the form shall be typed or printed beneath the signature. If the statement is signed on behalf of the registrant by an authorized representative (other than an executive officer), evidence of the representative's authority to sign on behalf of the registrant shall be filed with the form.
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                                   ATTENTION

      Intentional misstatements or omissions of fact constitute Federal Criminal Violations (See 18 U.S.C. 1001).

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                              GENERAL INSTRUCTIONS

      1. This form is required by Rule 12b-25 (17 CFR 240, 12b-25) of the General Rules and Regulations under the Securities Exchange Act of 1934.

      2. One signed original and four conformed copies of this form and amendments thereto must be completed and filed with the Securities and Exchange Commission, Washington, D.C. 20549, in accordance with Rule 0-3 of the General Rules and Regulations under the Act. The information contained in or filed with the Form will be made a matter of the public record in the Commission files.

      3. A manually signed copy of the form and amendments thereto shall be filed with each national securities exchange on which any class of securities of the registrant is registered.
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      4.   Amendments to the notifications must also be filed on Form 12b-25 but need not restate information that has been correctly furnished. The form shall be clearly identified as an amended notification.